AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 22nd day for May, 2014, to the Fund Accounting Servicing Agreement dated as of January 1, 2014 (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit C, the Sound Point Floating Rate Income Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ Michael R. McVoy

Name: Christopher E. Kashmerick	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Sound Point

 Exhibit C to the Trust for Advised Portfolios Fund Accounting Servicing Agreement

Name of Series
Sound Point Floating Rate Income Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at May, 2014
Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___ million
___ basis points on the next $___ million
___ basis points on the balance above $___ million
Minimum annual fee:  $___ per fund
▪	Additional fee of $___ for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪	Additional fee of $___ per manager/sub-advisor per fund
Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services**
▪	$___- Domestic Equities, Options, ADRs
▪	$___- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪	$___- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                    Bonds, Asset Backed Securities, High Yield Bonds, Mortgage Backed Securities
▪	$___- Bank Loans
▪	$___- Credit Default Swaps
▪	$___- Swaptions, Index Swaps
▪	$___- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action & Manual Pricing Services
▪	$___/Foreign Equity Security per Month for Corporate Action Service
▪	$___/Domestic Equity Security per Month for Corporate Action Service
▪	$___/Month Manual Security Pricing (>10/day)
Fair Value Services (Charged at the Complex Level)**
▪	$___on the First 100 Securities
▪	$___on the Balance of Securities
Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$___for the first fund (subject to Board approval)
▪	$___for each additional fund (subject to change based on Board review and approval)
▪	$___/sub-advisor per fund
Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.
*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

(Signature on the following page)

Sound Point

Exhibit C (continued) to the Trust for Advised Portfolios Fund Accounting Servicing Agreement

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Exhibit C

Sound Point Capital Management, LP

By:  /s/ Kevin Gerlitz

Printed Name and Title:  Kevin Gerlitz, CCO Date:  May 22, 2014

Sound Point